Exhibit 5.1

K&L Gates llp 10th Floor 300 SOUTH Tryon Street Charlotte, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

January 28, 2021

Teligent, Inc.

105 Lincoln Avenue

Buena, NJ 08310

Ladies and Gentlemen:

We have acted as counsel to Teligent, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale (the “Offering”) by the Company from time to time of common stock, par value $0.01 per share, of the Company (“Common Stock”), having an aggregate offering price of up to $22,619,204 (the “Shares”) pursuant to that certain At Market Issuance Sales Agreement dated January 27, 2021 (the “Sales Agreement”) by and among the Company and B. Riley Securities, Inc. (the “Agent”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-224188) (such registration statement, including documents incorporated by reference therein, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 6, 2018.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement. For the purposes of rendering that opinion, we have examined: (i) the Registration Statement, including the exhibits filed therewith; (ii) the Sales Agreement; (iii) the Company’s prospectus supplement, dated January 28, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed incorporated by reference therein) (the “Prospectus Supplement”); (iv) the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”); (v) the Company’s Amended and Restated Bylaws; (vi) the Company’s stock ledger; and (vii) the corporate action or actions of the Company that provides for the issuance of the Shares (the “Authorizing Resolutions”). We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments, and, as to certain matters of fact that are material to our opinion, we have also relied upon a certificate of an officer of the Company. We have considered such matters of law as we have deemed necessary to render the opinion contained herein.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

Teligent, Inc.

January 28, 2021

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of Shares pursuant to the Sales Agreement to provide for such issuance, (ii) the issuance of all Shares will be duly noted in the Company’s stock ledger upon issuance, (iii) the Sales Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms, (iv) prior to the issuance of any of the Shares, a Pricer (as defined in the Authorizing Resolutions) will determine the price and certain other terms of issuance of such Shares in accordance with the Authorizing Resolutions, (v) the Agent will exercise any authority delegated to the Agent by a Pricer pursuant to the Authorizing Resolutions solely in accordance with such delegated authority, and (vi) the Offering will be conducted during the Authorized Term (as defined in the Authorizing Resolutions), the number of Shares sold in the Offering will not exceed the Maximum Share Amount (as defined in the Authorizing Resolutions), and the Pricing Committee (as defined in the Authorizing Resolutions) will approve any proposed modifications to the terms of the Offering as set forth in the Authorizing Resolutions. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly and validly authorized for issuance by the Company and, when issued and delivered by the Company and paid for pursuant to the Sales Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following additional assumptions: (i) the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment) under the Securities Act shall not have been terminated, suspended or rescinded, (ii) all Shares offered pursuant to the Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations (including General Instruction I.B.6. of Form S-3) and solely in the manner provided in the Registration Statement and the Prospectus Supplement and (b) only upon payment of the consideration fixed therefor in accordance with the Sales Agreement, and (iii) there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein with respect thereto. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on January 28, 2021 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP

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